Exhibit E

WP XII Investments B.V.

Atrium Strawinskylaan 3051

1077 ZX Amsterdam

The Netherlands

September 11, 2019

Cyren Ltd.

10 Ha-Menofim St

5th Floor

Herzliya 4672561, Israel

Re:    Rights Offering Commitment

In connection with a contemplated Rights Offering of Cyren Ltd. (the “Company”) of up to $12.5 million to its shareholders as of the applicable record date, WP XII Investments BV (the “Investor”) hereby gives the following commitment (the “Rights Offering Commitment”), subject to the consummation of the Rights Offering:

On the terms and subject to the conditions contained herein, the Investor hereby agrees (1) to duly exercise its pro rata subscription right in the Rights Offering (the “Basic Subscription Right”) and purchase all Ordinary Shares issuable thereunder at the price per Ordinary Share in the Rights Offering, such price to be definitively determined by the independent pricing committee of the Board, upon the same terms as set forth in the applicable prospectus and/or prospectus supplement (“Prospectus”) and (2) to duly exercise its over-subscription rights (the “Over-Subscription Rights”) and purchase, in the Rights Offering, upon the same terms as set forth in the applicable Prospectus, such number of additional Ordinary Shares in the Rights Offering equal to an aggregate subscription of no less than $8 million under clauses (1) and (2) inclusive.

Subject to the conditions contained herein and the terms set forth in the Prospectus, the Investor will make payment for such shares as set forth in the Prospectus.

Following the Subscription Expiry Date, and as described in the Prospectus, the rights agent shall credit the aggregate number of Ordinary Shares purchased pursuant to this commitment to which the Investor is entitled to the Investor’s or its designee’s account in book entry form and deliver to the Investor evidence of the issuance and transfer of all such Ordinary Shares and such certificates, documents or instruments required to be delivered by it to the Investor pursuant to this letter. The Investor may freely transfer and assign all of its rights and obligations under this letter to any affiliate thereof.

This Rights Offering Commitment, and the obligations of the Investor to consummate the purchase of the Ordinary Shares hereunder, is conditioned upon and subject to the following conditions being met on the closing of the purchase of the Ordinary Shares by the Investor as set forth herein (or waived by the Investor in its sole and absolute discretion), but without such conditions (including the accuracy of the statements set forth in clause (g) below) creating any obligations or liabilities on the Company or its affiliates or the law firms delivering opinions pursuant to section (f) below:

a.

the consummation of the Rights Offering, at a price per Ordinary Share of no greater than $1.73, in accordance in all material respects with this letter, including Schedule A hereto, and the Prospectus;

b.	the Rights Offering shall expire no later than 5:00 p.m., New York City time, on December 15, 2019, and the Company complies with the notice and delivery deadlines set forth herein;

c.

there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby; no stop order or suspension of trading shall have been imposed by the U.S. Securities and Exchange Commission (the “SEC”) or any other Governmental Authority or regulatory body having jurisdiction over the Company or the NASDAQ with respect to public trading in the Ordinary Shares; nor shall a banking moratorium have been declared either by the United States, New York State, Israeli or Tel Aviv authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Investor, makes it impracticable or inadvisable to consummate the transactions hereunder;

d.

no public disclosure shall be made by the Company or its subsidiaries (or their respective representatives on behalf of the Company or its subsidiaries) of this letter or its content prior to the Commencement Press Release (as described on Schedule A) announcing the Rights Offering (it being understood that the content of this letter shall be disclosed therein at such time), unless the Investor provides its prior written consent to such disclosure;

e.	the Company shall deliver a copy of the Notice of Listing of Additional Shares in respect of the Rights Offering duly submitted to NASDAQ;

f.	the Company shall deliver a written opinion from legal counsel to the Company addressed to the Investor, in the form reasonably satisfactory to the Investor; and

g.	the following shall be true and correct in all material respects:

i.

the Company has taken any and all action necessary under all applicable Governmental Requirements and the charter, certificate of incorporation, bylaws, or similar formation or organizational documents of the Company (the “Charter Documents”) and has all requisite corporate power and authority to consummate the transactions contemplated by this letter (including, without limitation, the issuance of the Ordinary Shares to the Investor); the consummation of the transactions contemplated by this letter (including, without limitation, the issuance of the Ordinary Shares to the Investor) have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the consummation of the transactions contemplated by this letter;

ii.

the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Ordinary Shares to the Investor) do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under or require any consent, approval, authorization, permit, notice or filing (other than: (i) the filings with the SEC, (ii) approval of the IIA, (iii) the notice and/or application(s) to NASDAQ for the issuance, sale and listing of the securities of the Company for trading thereon, and (iv) such filings as are required to be made under applicable state securities laws) pursuant to any provision of (i) the Charter Documents or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) any Governmental Requirement applicable to the Company or by which its material properties is bound or affected, (iii) any material contract or material lease or (iv) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets;

iii.

the Ordinary Shares to be issued to the Investor hereunder are duly authorized and, when issued and paid for hereunder, will be duly and validly issued, fully paid, nonassessable, free and clear of all liens and encumbrances (other than any restrictions under applicable securities laws and the Charter Documents); the Company has reserved from its duly authorized share capital the maximum number of Ordinary Shares issuable (i) as a result of the Ordinary Shares issuable hereunder, (ii) upon conversion or exchange of all other outstanding securities convertible or exchangeable for any shares of Ordinary Shares and (iii) upon exercise of all outstanding options, warrants or rights to subscribe for or purchase Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares; the consummation of the transactions contemplated hereby will not obligate the Company to issue any Ordinary Shares or other securities to any other person or entity and will not result in the adjustment of, or give rise to a right to adjust, the exercise, conversion, exchange or reset price or any other term of any outstanding security, other than the adjustment to the conversion price of the Company’s convertible notes issued on December 5, 2018, in accordance with section 3(f) of such notes;

iv.

the Company has filed with or furnished to the SEC true and complete copies of all reports, schedules, forms, statements and other documents required to be filed with or furnished under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the respective applicable rules and regulations thereof since January 1, 2017 (the “SEC Documents”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension; each of the SEC Documents (including the financial statements or schedules included therein) as of the respective date thereof (or, if amended or superseded by a filing or submission, as the case may be, prior to the closing of the purchase hereunder, then on the date of such filing or submission, as the case may be), do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; each SEC Document complied, as of the time of its filing or if amended as of the time of such amendment, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the respective applicable rules and regulations thereunder; as of their respective dates (or if amended prior to the date of this letter, as of the date of such amendment), the financial statements of the Company for the fiscal year ended December 31, 2018 included in the SEC Documents, including any related notes thereto, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved applied on a consistent basis during the periods involved, fairly present, in all material respects, the consolidated financial position of the Company, as of the dates indicated therein and the consolidated results of its operations and cash flows for the periods therein specified, and are consistent with the books and records of the Company (which books and records are correct and complete); the Company is in compliance and has been in compliance since January 1, 2017, in each case, in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ and the TASE applicable to it; all material agreements to which the Company is a party or to which the property or assets of the Company are subject are included as part of or identified in the SEC Documents, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the Commission;

v.

the Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) is not and has not been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, health, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

vi.	the Ordinary Shares sold to the Investor pursuant to the Rights Offering are registered under the Securities Act, as amended;

vii.

the Company is not, and is not an affiliate of, and immediately after receipt of payment for the transactions contemplated hereby and in the Rights Offering, will not be or be an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

viii.

the Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action reasonably likely to have the effect of terminating the registration of the Ordinary Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration; and the Ordinary Shares are currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer; and

ix.

the Company and the Board of Directors of the Company have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter Documents or the laws of Israel that is or could become applicable to the Investor as a result of the Company issuing Ordinary Shares to the Investor hereunder.

The following terms shall be defined as set forth below:

“Business Day” means each day that is not a Friday, Saturday, Sunday or holiday on which banking institutions located in New York, New York or Tel Aviv, Israel are obligated by law or executive order to close.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, restriction, judgment, decree, injunction, franchise, license or other directive or requirement of any U.S. or non-U.S. federal, state, county, municipal, local, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them.

“Material Adverse Effect” means any of the following: (i) the existence of any Order that prohibits or renders unachievable the consummation of the Rights Offering or the transactions contemplated by this letter, or (ii) any event, state of facts, circumstance, development, change, effect or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the results of operations, assets, cash flows, liabilities, business, prospects or condition (financial or otherwise) of the Company or its Subsidiaries.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

Regards,

WP XII Investments BV

By:	/s/ G.F.X.M Nieuwenhuizen
Name:	G.F.X.M Nieuwenhuizen
Title:	Managing Director A

By:	/s/ Tara O’Neill
Name:	Mrs. T.E O’Neill
Title:	Managing Director A

Schedule A

i.	Issuer Cyren Ltd.

ii.	Rights

a.

Pro rata rights to purchase Ordinary Shares of Cyren Ltd. by shareholders of Cyren Ltd., as of September 25, 2019 (the “Record Date”), based on one Right for every 7.55 Ordinary Shares owned, rounded down to the nearest whole number, as of a record date determined by Cyren Ltd. reasonably satisfactory to the Investor

b.	Rights shall be non-transferable and non-assignable

c.	Rights shall be offered at no charge to the shareholders

d.

Each holder (including the Investor) who fully exercises all Rights held by him, her or it shall be entitled to subscribe for additional Ordinary Shares that were not subscribed for in the base subscription (such exercising holders, the “Exercising Holders”), provided that if an insufficient number of unsubscribed Ordinary Shares are available, all such over-subscription requests shall be honored proportionately among the Exercising Holders (including the Investor) based on the number of Ordinary Shares each such holder subscribed for in the over- subscription

iii.	Aggregate Offering Price US$12,500,000

iv.	Offering Price No more than $1.73 per Ordinary Share

v.	Offered Shares Up to 7,225,434 Ordinary Shares (the number of Ordinary Shares equal to the amount calculated by dividing the Aggregate Offering Price by the Offering Price)

vi.	Subscription Expiry Date: Approx. 30 days following prospectus filing/mailing date (unless the Board elects to extend the subscription period)

vii.	Prospectus Customary terms and conditions for a Rights Offering reasonably satisfactory to the Investor

viii.	Commencement Press Release Customary terms and conditions for a Rights Offering reasonably satisfactory to the Investor